UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                               (Amendment No. _)*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               iGo, Inc. ("IGOC")
                               ------------------
                                (Name of Issuer)


                                  Common Stock
                                  ------------
                         (Title of Class of Securities)


                                    449592104
                                    ---------
                                 (CUSIP Number)


                                December 31, 1999
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)

         |X|      Rule 13d-1(c)

         |_|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 19 Pages

------------------------                                ------------------------
CUSIP No. 449592104                    13G                  Page 2 of 19 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Institutional Venture Partners VIII, L.P.  94-3295843
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) |_|
                                                           (b) |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     California
--------------------------------------------------------------------------------
     NUMBER OF SHARES         5    SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH           none
                             ---------------------------------------------------
                              6    SHARED VOTING POWER

                                   3,303,150
                             ---------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   none
                             ---------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   3,303,150
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,303,150
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     17.1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

                               Page 2 of 19 Pages

------------------------                                ------------------------
CUSIP No. 449592104                    13G                  Page 3 of 19 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     IVM Investment Fund VIII, LLC 94-3296512
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) |_|
                                                           (b) |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     California
--------------------------------------------------------------------------------
     NUMBER OF SHARES         5    SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH           none
                             ---------------------------------------------------
                              6    SHARED VOTING POWER

                                   3,303,150
                             ---------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   none
                             ---------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   3,303,150
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,303,150
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     17.1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 19 Pages

------------------------                                ------------------------
CUSIP No. 449592104                    13G                  Page 4 of 19 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     IVM Investment Fund VIII-A, LLC 94-3296511
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) |_|
                                                           (b) |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     California
--------------------------------------------------------------------------------
     NUMBER OF SHARES         5    SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH           none
                             ---------------------------------------------------
                              6    SHARED VOTING POWER

                                   3,303,150
                             ---------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   none
                             ---------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   3,303,150
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,303,150
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     17.1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 19 Pages

------------------------                                ------------------------
CUSIP No. 449592104                    13G                  Page 5 of 19 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     IVP Founders Fund I, L.P. 94-3231480
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) |_|
                                                           (b) |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     California
--------------------------------------------------------------------------------
     NUMBER OF SHARES         5    SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH           none
                             ---------------------------------------------------
                              6    SHARED VOTING POWER

                                   3,303,150
                             ---------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   none
                             ---------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   3,303,150
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,303,150
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     17.1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 19 Pages

------------------------                                ------------------------
CUSIP No. 449592104                    13G                  Page 6 of 19 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Samuel D. Colella ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) |_|
                                                           (b) |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
     NUMBER OF SHARES         5    SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH           1,500
                             ---------------------------------------------------
                              6    SHARED VOTING POWER

                                   3,303,150
                             ---------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   1,500
                             ---------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   3,303,150
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,304,550
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     17.1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 19 Pages

------------------------                                ------------------------
CUSIP No. 449592104                    13G                  Page 7 of 19 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Reid W. Dennis
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) |_|
                                                           (b) |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
     NUMBER OF SHARES         5    SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH           none
                             ---------------------------------------------------
                              6    SHARED VOTING POWER

                                   3,303,150
                             ---------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   none
                             ---------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   3,303,150
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,303,150
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     17.1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 19 Pages

------------------------                                ------------------------
CUSIP No. 449592104                    13G                  Page 8 of 19 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     R. Thomas Dyal ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) |_|
                                                           (b) |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
     NUMBER OF SHARES         5    SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH           500
                             ---------------------------------------------------
                              6    SHARED VOTING POWER

                                   3,303,150
                             ---------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   500
                             ---------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   3,303,150
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,303,650
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     17.1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 19 Pages

------------------------                                ------------------------
CUSIP No. 449592104                    13G                  Page 9 of 19 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Timothy M. Haley ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) |_|
                                                           (b) |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
     NUMBER OF SHARES         5    SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH           500
                             ---------------------------------------------------
                              6    SHARED VOTING POWER

                                   3,303,150
                             ---------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   500
                             ---------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   3,303,150
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,303,650
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     17.1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 19 Pages

------------------------                                ------------------------
CUSIP No. 449592104                    13G                 Page 10 of 19 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Rebecca B. Robertson ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) |_|
                                                           (b) |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
     NUMBER OF SHARES         5    SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH           500
                             ---------------------------------------------------
                              6    SHARED VOTING POWER

                                   3,303,150
                             ---------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   500
                             ---------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   3,303,150
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,303,650
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     17.1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 10 of 19 Pages

------------------------                                ------------------------
CUSIP No. 449592104                    13G                 Page 11 of 19 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Ruthann Quindlen ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) |_|
                                                           (b) |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
     NUMBER OF SHARES         5    SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH           7,500
                             ---------------------------------------------------
                              6    SHARED VOTING POWER

                                   3,303,150
                             ---------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   7,500
                             ---------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   3,303,150
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,310,650
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     17.1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 11 of 19 Pages

------------------------                                ------------------------
CUSIP No. 449592104                    13G                 Page 12 of 19 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     L. James Strand ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) |_|
                                                           (b) |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
     NUMBER OF SHARES         5    SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH           1,500
                             ---------------------------------------------------
                              6    SHARED VOTING POWER

                                   3,303,150
                             ---------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   1,500
                             ---------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   3,303,150
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,304,650
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     17.1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 12 of 19 Pages

------------------------                                ------------------------
CUSIP No. 449592104                    13G                 Page 13 of 19 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     T. Peter Thomas
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) |_|
                                                           (b) |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
     NUMBER OF SHARES         5    SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH           500
                             ---------------------------------------------------
                              6    SHARED VOTING POWER

                                   3,303,150
                             ---------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   500
                             ---------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   3,303,150
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,303,650
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     17.1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 13 of 19 Pages

------------------------                                ------------------------
CUSIP No. 449592104                    13G                 Page 14 of 19 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Geoffrey Y. Yang ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) |_|
                                                           (b) |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
     NUMBER OF SHARES         5    SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH           500
                             ---------------------------------------------------
                              6    SHARED VOTING POWER

                                   3,303,150
                             ---------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   500
                             ---------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   3,303,150
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,303,650
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     17.1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 14 of 19 Pages

------------------------                                ------------------------
CUSIP No. 449592104                    13G                 Page 15 of 19 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     William P. Tai ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) |_|
                                                           (b) |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
     NUMBER OF SHARES         5    SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH           500
                             ---------------------------------------------------
                              6    SHARED VOTING POWER

                                   3,303,150
                             ---------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   500
                             ---------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   3,303,150
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,303,650
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     17.1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 15 of 19 Pages

Item 1.

       (a)   Name of Issuer:   iGo, Inc. ("IGOC")

       (b)   Address of Issuer's Principal Executive Offices:
                               2301 Robb Drive, Reno, CA  89523


Item 2.

       (a)   Name of Persons Filing:
                               Institutional Venture Partners VIII, L.P. ("IVP") IVM Investment Fund VIII, LLC ("IIF")
                               IVM Investment Fund VIII-A, LLC ("IIFA")
                               IVP Founders Fund I, L.P. ("FFI")
                               Samuel D. Colella ("SDC")
                               Reid W. Dennis ("RWD")
                               R. Thomas Dyal ("RTD")
                               Timothy M. Haley ("TMH")
                               Ruthann Quindlen ("RAQ")
                               Rebecca B. Robertson ("RBR")
                               L. James Strand ("LJS")
                               William P. Tai ("WPT")
                               T. Peter Thomas ("TPT")
                               Geoffrey Y. Yang ("GYY")

Institutional Venture Management VIII ("IVM") is the General Partner of IVP and the Manager of IIF and IIFA. SDC, RWD, RTD, TMH, RAQ, RBR, LJS, WPT, TPT, & GYY are General Partners of IVM. SDC, RWD, RAQ, LJS, TPT and GYY are General Partners of the General Partner of FFI.

       (b)   Address of Principal Business Office or, if None, Residence:
                               3000 Sand Hill Road
                               Building 2, Suite 290
                               Menlo Park, CA  94025

       (c)   Citizenship:
                               IVP, IIF, IIFA and FFI:  California
                               SDC, RWD, RTD, TMH, RAQ, RBR, LJS, WPT, TPT, &
                               GYY:  United States

       (d)   Title of Class of Securities:
                               Common Stock

       (e)   CUSIP Number:     449592104


Item 3. If this statement is filed pursuant to Rules 13d-1(b),or 13d-2(b), check whether the person filing is a:

Not applicable


Item 4.  Ownership

See Rows 5 through 11 of cover pages


Item 5.  Ownership of Five Percent or Less of a Class

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

      Instruction. Dissolution of a group requires a response to this item.

                              Page 16 of 19 Pages

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

Under certain circumstances set forth in IVP and IVM's Limited Partnership Agreements, the General Partners and Limited Partners of each of such funds have the right to receive dividends from, or the proceeds from the sale of, the Common Stock of Issuer owned by each such fund.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not applicable


Item 8.  Identification and Classification of Members of the Group

Not applicable


Item 9.  Notice of Dissolution of Group

Not applicable


Item 10. Certification

       [The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):]

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.]

[EXHIBITS]

[A:    Joint Filing Statement]

                              Page 17 of 19 Pages

                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 1, 2000

INSTITUTIONAL VENTURE PARTNERS VIII
By its General Partner, Institutional Venture Management VIII

IVM INVESTMENT FUND VIII, LLC
By its Manager, Institutional Venture Management VIII

IVM INVESTMENT FUND VIII-A, LLC
By its Manager, Institutional Venture Management VIII

IVP FOUNDERS FUND I
By its General Partner, Institutional Venture Management VI


____________________________________________________
Ruthann Quindlen, Managing Director & General Partner


__________________________________
Samuel D. Colella


__________________________________
Reid W. Dennis


__________________________________
R. Thomas Dyal


__________________________________
Timothy M. Haley


__________________________________
Ruthann Quindlen


__________________________________
Rebecca B. Robertson


__________________________________
L. James Strand


__________________________________
William P. Tai


__________________________________
T. Peter Thomas


__________________________________
Geoffrey Y. Yang

                              Page 18 of 19 Pages

                                    EXHIBIT A

                             JOINT FILING STATEMENT

       Pursuant to Rule 13d-1(f)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date: February 1, 2000


INSTITUTIONAL VENTURE PARTNERS VIII
By its General Partner, Institutional Venture Management VIII

IVM INVESTMENT FUND VIII, LLC
By its Manager, Institutional Venture Management VIII

IVM INVESTMENT FUND VIII-A, LLC
By its Manager, Institutional Venture Management VIII

IVP FOUNDERS FUND I
By its General Partner, Institutional Venture Management VI


____________________________________________________
Ruthann Quindlen, Managing Director & General Partner


__________________________________
Samuel D. Colella


__________________________________
Reid W. Dennis


__________________________________
R. Thomas Dyal


__________________________________
Timothy M. Haley


__________________________________
Ruthann Quindlen


__________________________________
Rebecca B. Robertson


__________________________________
L. James Strand


__________________________________
William P. Tai


__________________________________
T. Peter Thomas


__________________________________
Geoffrey Y. Yang

                              Page 19 of 19 Pages